Exhibit 4.18

Utskriftsdatum/	PANTFÖRSKRIVNING
Print-out Date	Deed of Pledge

Pantsättara/ pledgor	Namn/Name Concordia Bus Nordic Holding AB	Organisationsnr/Registration Number 556028-1122

	Postadress/Address Solna Strandväg 78	Telefon/Phone 08-546 300 00

	Postnr/Postal Number Ortsadress/ Number/City 171 54 Solna	Kontaktman/Contact Person Lo Coucy

Till säkerhet för samtliga förpliktelser som Concordia Bus Nordic Holding AB (nedan “Pantsättaren”) har eller kan komma att få gentemot Citicorp Trustee Company Limited (“Bolaget”), pantförskrivs, på de villkor som anges i denna handling, nedan beskrivna egendom.

The assets described below is hereby pledged as security for all the obligations Concordia Bus Nordic Holding AB (below the “Pledgor”) has or may have towards Citicorp Trustee Company Limited (the “Company”) on the conditions set out in this document.

Pantsättaren skall ersätta Bolaget för kostnad och arbete, som sammanhänger med anskaffande och vidmakthällande av avtalad säkerhet, vård och realisation av pant. Detsamma gäller för kostnad som Bolaget kan ha åsamkats för försäkring av pantsatt egendom. Bolaget har rätt att ur panten erhålla betalning för sådan kostnad.

The Pledgor shall reimburse the Company for expenses and work related to obtaining and maintenance of agreed security, care and realisation of the pledge. The same will apply to costs incurred by the Company for insurance of pledged assets. The Company is entitled to payment for such costs.

Denna pantförskrivning följer de allmänna villkor som anges på nästa sida, vilket bland annat innebär att Bolagets skyldighet att vårda panten är begränsad.

This pledge follows the general terms on the next page, which amongst other things means that the Company’s obligation to care for the pledge will be limited.

Beskrivning av panten Desciption of pledged assets

Konto nr 1345-01-11647 samt konto nr 1345-01-11639 i Östgöta Enskilda Bank, Danske Bank A/S, Danmark, Sverige Filial samt de medel som vid varje tid finns krediterade på dessa konton, inklusive upplupen ränta enligt villkoren för respektive konto

Account no. 1345-01-11647 and account no. 1345-01-11639 in Östgöta Enskilda Bank, Danske Bank A/S, Denmark, Sweden Branch and all present and future credit balances, including all interest payable according to the terms of the respective accounts, from time to time standing to the credit of the accounts.

Underskrift Signature	Ort/City, datum/Date Stockholm July 18, 2005

Pantsättare/Pledgor

Namnförtydligande/Clarification to Signature Harald Arnkvaern

ALLMÄNNA VILLKOR/GENERAL TERMS

1.                                      AVKASTNING AV PANT M M/PROCEEDS OF THE PLEDGE

Pantförskrivningen omfattar även pantens avkastning och alla andra rättigheter som grundas på panten samt sådan egendom som kan träda istället för pantsatt egendom, t.ex. försäkringsersättning. Som framgår av punkt 2 är Bolaget dock inte skyldig att tillse att sådana rättigheter tillvaratas. Med pant avses i det följande allt som enligt ovan omfattas av pantförskrivningen.

The pledge also includes the proceeds from the pledged assets and all other rights based on the pledge as well as such assets that may replace the pledged asset, i.e. insurance proceeds. As stated under section 2, the Company has no obligation to ensure that such rights are exercised. In this document, “pledged assets” shall be defined as including everything which according to the abovet is included in the pledge.

2.                                      BOLAGETS PANTVÅRD/THE COMPANY’S DUTY OF CARE FOR THE PLEDGED ASSET

Bolagets pantvård omfattar endast skyldighet att väl förvara pant som överlämnats till Bolaget. I övrigt har Bolaget inget ansvar avseende vård av pantsatt egendom.

The Company’s duty to care for the pledged assets only entails an obligation to keep the pledged assets that have been handed over to the company.

3.                                      ORDNINGSFÖLJD VID lANSPRÅKSTAGANDE AV SÄKERHETER/ORDER OF EXERCISING SECURITIES

Om Pantsättaren inte fullgör förpliktelse för vilken säkerhet ställts, får Bolaget bestämma i vilken ordningsföljd ställda säkerheter (pant, borgen m m) skall tas i anspråk. Bolaget får bestämma i vilken ordningsföljd Pantsättarens förpliktelser skall betalas genom ianspråkstagande av säkerheter.

If the Pledgor does not fulfil the obligation secured by the pledge, the Company may decide in which order the granted securities (pledges, guarantees etc) will be exercised. The Company may decide in which order the Pledgor’s obligations shall be discharged through the exercise of the securities.

4.                                      HUR PANT TAS I ANSPRÅK AV BOLAGET/HOW THE COMPANY MAY EXERCISE THE PLEDGE

Om Pantsättaren inte fullgör förpliktelse för vilken pant utgör säkerhet får Bolaget ta panten i anspråk på så sätt Bolaget finner lämpligt. Bolaget skall härvid förfara med omsorg. Om panten utgörs av tillgodohavande på konto får Bolaget, utan att bristande fullgörande föreligger av förpliktelse för vilken pant utgör säkerhet, göra sig betalt för belopp (för vilkets betalande den pantsatta egendomen utgör säkerhet) i anslutning till att detsamma förfaller genom att ta ut sådant belopp från kontot.

If the Pledgor does not fulfil the obligations secured by the pledge, the Company may exercise the pledge in any way the Company finds appropriate. The Company shall hereby act with due care. If the pledged assets consists of a credit balance on an account, the Company is entitled to apply any such credit balance towards repayment of obligations secured by the pledged assets as and when such obligations fall due, without the Pledgor being in breach of a secured obligation.

5.                                      RÄTT FÖR BOLAGET ATT I VISSA FALL TECKNA PANTSÄTTARENS NAMN/THE COMPANY’S RIGHT TO SIGN ON BEHALF OF THE PLEDGOR

Bolaget bemyndigas oåterkalleligen att självt eller genom någon som Bolaget utser teckna Pantsättarens namn då detta erfordras för att genomföra realisation av pant eller för att eljest tillvarata eller utöva rätt avseende pantsatt egendom.

The Company is hereby irrevocably authorised either by itself or by someone assigned by the Company to sign on behalf of the Pledgor as required in order to exercise the pledge or other rights in relation to pledged assets.

6.                                      PANTSATT EGENDOM/PLEDGED ASSETS

Pantsättaren får inte förfoga över i denna generella pantförskrivning pantsatt egendom.

The Pledgor may not dispose of the assets pledged by this general deed of pledge.

7.                                       FÖRSÄKRING/INSURANCE

Om pant består av pantbrev eller inteckning, skall den intecknade egendomen - så länge förpliktelse, för vilken panten utgör säkerhet inte fullgjorts - vara försäkrad hos försäkringsgivare som Bolaget godkänner på de villkor Bolaget anser erforderliga.

If the pledge consists of a mortgage certificate or mortgage, the mortgaged asset shall - as long as the secured obligation has not been discharged - be insured at an insurance institution accepted by the Company on terms the Company finds sufficient.

Motsvarande gäller om säkerhet består av byggnad på ofri grund, varor eller andra lösören. För fast egendom, tomträtt och byggnad skall försäkringen alltid omfatta brandrisk såvida det inte är fråga om obebyggd tomtmark. Om det inte visas att försäkring gäller enligt ovan, har Bolaget rätt att ombesörja försäkring.

The corresponding will apply if the security consists of buildings on non-freehold property, goods or other personal property (Sw. lösöre). The insurance for real property, leasehold property and buildings shall always cover fire risks, unless the real property is a vacant lot. If it is not shown that such insurance exists, as described above, the Company is entitled to arrange for appropriate insurance.

9.                                      FORCE MAJEURE M M/FORCE MAJEURE

Bolaget är inte ansvarigt för skada som beror av svenskt eller utländskt lagbud, svensk eller utländsk myndighetsåtgärd, krigshändelse, strejk, lockout, bojkott, blockad eller annan liknande omständighet. Förbehållet i fråga om strejk, lockout, bojkott och blockad gäller även om Bolaget självt vidtar eller är föremål för sådan konfliktåtgärd.

The Company is not responsible for damage caused by Swedish or foreign legal enactment, Swedish or foreign acts of authorities, events of war, strikes, lock-outs, boycotts, blockades or other similar circumstances. The limitation for strike, lock-out, boycott and blockade is applicable even if the Company itself takes steps towards or is the object of such act of conflict.

Skada, som kan uppkomma i andra fall skall ersättas av Bolaget endast i den mån skadan orsakats av att Bolaget inte varit normalt aktsamt. Bolaget är i intet fall ansvarigt för indirekt skada eller foljdskada.

Damage inflicted by other causes shall be reimbursed by the Company only if the damage has been caused by lack of due care. The Company is by no means responsible for indirect damage or consequential damage.

10.                               MEDDELANDEN M M/MESSAGES

Meddelanden som avsänts av Bolaget med rekommenderat brev eller vanligt brev skall anses ha nått Pantsättaren om brevet sänts till den adress som Pantsättaren uppgivit senast den tredje dagen efter avsändandet om adressaten är i Sverige och senast den sjätte dagen efter avsändandet om adressaten är utanför Sverige. Meddelande genom telefax skall anses ha kommit Pantsättaren tillhanda vid avsändandet om det sänts till av Pantsättaren uppgivet telefaxnummer. Om ett telefaxmeddelande når Pantsättaren efter normal kontorstid skall meddelandet anses ha kommit mottagaren tillhanda vid början av påföljande bankdag.

Messages sent by the Company via registered mail (Sw. rekommenderat brev) or regular mail shall be deemed to have been received by the Pledgor if the letter has been sent to the address that the Pledgor has provided no later than three days after the letter was sent, if the addressee is located in Sweden, and no later than six days after the letter was sent if the addressee is located outside of Sweden. Messages sent by fax shall be deemed to have reached the Pledgor when sent, if sent to a fax number provided by the Pledgor. If a message sent by fax reaches the Pledgor after normal office hours, the message shall be considered to be received by the Pledgor at the beginning of the following business day.